UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 29, 2011

RailAmerica, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32579	65-0328006
(Commission File Number)	(IRS Employer Identification No.)

7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256

(Address of Principal Executive Offices) (Zip Code)

(800) 342-1131

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 29, 2011, RailAmerica, Inc. (the “Company”) entered into a credit agreement (the “Revolving Credit Facility”) among the Company, RailAmerica Transportation Corp. (“RATC”, and together with the Company, the “Borrowers”), the lenders party thereto from time to time, Citibank N.A., as administrative agent and collateral agent, and Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner, that provides for a revolving line of credit of up to $75 million to be used for working capital and general corporate purposes. The Revolving Credit Facility replaces the current $40 million Asset Backed Loan Facility dated as of June 23, 2009, among the Company, RATC, the several lenders from time to time parties thereto, Citicorp North America, Inc. and Citigroup Global Markets Inc. and such facility has been terminated as of August 29, 2011. There were no outstanding balances under this facility.

The Revolving Credit Facility has a five (5) year term, with a maturity date of August 29, 2016. Amounts available under the Revolving Credit Facility are available for immediate drawdown, subject to the applicable financial covenants and restrictions, certain of which are described below. There are no outstanding borrowings under the Revolving Credit Facility.

The loans under the Revolving Credit Facility bear interest, at the Borrowers’ option, at a rate per annum of either (a) the Eurodollar Rate plus 3.50% or (b) the Adjusted Base Rate plus 2.50%. In each instance, if certain financial covenants and restrictions are met by Borrower, the applicable margin shall be reduced by 0.25%. In connection with the Revolving Credit Facility, the Borrowers will pay a commitment fee based on the daily amount of unused commitments made available under the Revolving Credit Facility.

The Revolving Credit Facility will be fully and unconditionally guaranteed (the “Guarantors” and “Guarantees,” as the case may be) on a joint and several basis by certain existing and future direct and indirect subsidiaries of the Company.

All amounts outstanding under the Revolving Credit Facility (and all obligations under the Guarantees) will be secured on a pari passu basis with the liens under the Company’s 9.25% senior secured notes due July 1, 2017 on: (a) stock and other equity interests owned by Borrowers and Guarantors, and (b) certain (i) real property, (ii) equipment and inventory, (iii) patents, trademarks and copyrights, (iv) general intangibles related to the foregoing, and (v) substantially all of the tangible personal property and intangible assets of the Borrowers and Guarantors. Further, all amounts outstanding under the Revolving Credit Facility (and all obligations under the Guarantees) will be secured on a first priority basis with liens on accounts receivable, deposit and security accounts, and general intangibles relating to the foregoing.

The Revolving Credit Facility contains customary representations and warranties and customary affirmative and negative covenants, including among other things and subject to the exceptions set forth therein, limitations on indebtedness, liens, fundamental changes, sale of assets, investments, restricted payments, debt payments and certain amendments, sale leasebacks, affiliates, restrictive agreements changes in business and issuance of capital stock.

The foregoing description of the Revolving Credit Facility is not complete and is qualified in its entirety by the full text of the Revolving Credit Facility, which is attached as Exhibit 10.20 hereto and incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On August 30, 2011, the Company announced that its board of directors authorized the repurchase of up to $25 million of the Company’s common stock. Under the stock repurchase program, the Company may purchase common stock from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchase will depend on a number of factors including the price and availability of the Company’s shares, trading volume and general market conditions.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit No.	Description

10.20	Credit Agreement, dated as of August 29, 2011, among RailAmerica, Inc., RailAmerica Transportation Corp., Citibank N.A. and Citigroup Global Markets Inc.

99.1	Press Release dated August 30, 2011 announcing new credit agreement and stock repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAILAMERICA, INC.

Date: August 31, 2011	By:	/s/ B. Clyde Preslar
		Name:	B. Clyde Preslar
		Title:	Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description

10.20	Credit Agreement, dated as of August 29, 2011, among RailAmerica, Inc., RailAmerica Transportation Corp., Citibank N.A. and Citigroup Global Markets Inc.

99.1	Press Release dated August 30, 2011 announcing new credit agreement and stock repurchase program.